Exhibit 4.01

MAYTAG CORPORATION

SECOND AMENDMENT TO CREDIT AGREEMENT

This Second Amendment to Credit Agreement (herein, the “Amendment”) is entered into as of October 8, 2004, among Maytag Corporation (the “Borrower”), the Lenders party hereto and Bank One, NA, a national banking association having its principal office in Chicago, Illinois, as Administrative Agent for the Lenders (the “Administrative Agent”).

PRELIMINARY STATEMENTS

A. The Borrower, the Lenders, and the Administrative Agent are parties to a Credit Agreement dated as of March 5, 2004, as amended (the “Credit Agreement”). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

B. The Borrower has instructed the Administrative Agent to permanently reduce the Aggregate Commitment to $300,000,000, and has requested that the Lenders amend the Credit Agreement by (i) changing the required performance levels under the financial covenants contained therein, (ii) changing certain terms of the Pricing Schedule and (iii) measuring the Borrower’s Consolidated Indebtedness net of certain cash and cash equivalent investments, and the Lenders are willing to do so, all on the terms and conditions herein set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. REDUCTION OF AGGREGATE COMMITMENT.

Upon the satisfaction of the conditions precedent set forth in Section 3 hereof, the Aggregate Commitment shall, pursuant to notice given by the Borrower to the Administrative Agent pursuant to Section 2.5 of the Credit Agreement, which notice is hereby acknowledged by the Administrative Agent, be permanently reduced to $300,000,000. By their execution of this Amendment, the Required Lenders waive the requirement set forth in Section 2.5 of the Credit Agreement that such notice be given five Business Days prior to the effective date of such reduction in the Aggregate Commitment. As a result of the ratable application of such reduction to each Lender, the Administrative Agent hereby notifies each Lender that its new Commitment is as set forth below:

LENDER	AMOUNT OF COMMITMENT BEFORE REDUCTION	AMOUNT OF COMMITMENT AFTER REDUCTION
Bank One, NA	$52,500,000	$39,375,000
Harris Nesbitt Financing, Inc.	$52,500,000	$39,375,000
KeyBank National Association	$50,000,000	$37,500,000
Royal Bank of Canada	$50,000,000	$37,500,000
Sumitomo Mitsui Banking Corporation	$50,000,000	$37,500,000
Citicorp USA, Inc.	$40,000,000	$30,000,000
U.S. Bank National Association	$30,000,000	$22,500,000
Lehman Brothers Bank, FSB	$25,000,000	$18,750,000
UFJ Bank Limited, New York Branch	$25,000,000	$18,750,000
Union Bank of California	$15,000,000	$11,250,000
Mizuho Corporate Bank, Ltd.	$10,000,000	$7,500,000

SECTION 2. AMENDMENTS.

Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement shall be and hereby is amended as follows:

2.1 Section 1.1 of the Credit Agreement is hereby amended by adding a new definition of “Cash Equivalent Investments” thereto in the appropriate place in the alphabetical sequence, such definition to read in its entirety as follows:

“Cash Equivalent Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper or preferred auction rate shares rated A-1 or better by S&P or P-1 or better by Moody’s with a maturity of date not greater than 270 days, (iii) demand deposit accounts maintained in the ordinary course of business, (iv) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding clauses (i) and (ii), and (v) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone), is not subject to any contingency regarding the payment of principal or interest and is the obligation of an issuer domiciled under the laws of the United States of America or a state thereof and is held within the United States of America.

2.2 The definition of “Consolidated Indebtedness” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“Consolidated Indebtedness” means at any time the Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time, less an amount equal to the difference of (x) the aggregate amount of all Cash Equivalent Investments of the Borrower and its Subsidiaries at such time, minus (y) $10,000,000.

2.3 Section 6.14 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

6.14. Financial Covenants.

6.14.1. Interest Coverage Ratio. The Borrower will, as of the last day of each fiscal quarter of each fiscal year of the Borrower set forth below, maintain a ratio of Consolidated EBIT to Consolidated Interest Expense for its four most recently completed fiscal quarters ending on or about such date of not less than the corresponding amount set forth opposite such date:

Fiscal Quarter ending on or about	Interest Coverage Ratio Shall Not be Less Than:
09/30/04	2.25 to 1.0
12/31/04	1.50 to 1.0
03/31/05	1.00 to 1.0
06/30/05	1.50 to 1.0
09/30/05	2.00 to 1.0
12/31/05	2.50 to 1.0
3/31/06 and at all times thereafter	3.00 to 1.0

6.14.2. Leverage Ratio. The Borrower will, as of the last day of each fiscal quarter of each fiscal year of the Borrower set forth below, maintain a ratio of Consolidated Indebtedness as of such date to Consolidated EBITDA for the four fiscal quarters ending on or about such date of not more than the corresponding amount set forth opposite such date:

Fiscal Quarter ending on or about	Leverage Ratio Shall Not be More Than:
09/30/04	3.75 to 1.0
12/31/04	3.75 to 1.0
03/31/05	4.50 to 1.0
06/30/05	4.00 to 1.0
09/30/05	3.75 to 1.0
12/31/05	3.25 to 1.0
3/31/06	3.50 to 1.0
6/30/06	3.50 to 1.0
09/30/06	3.50 to 1.0
12/31/06	3.00 to 1.0

2.4 The Pricing Schedule to the Credit Agreement is hereby amended and restated to read in its entirety as set forth on the Pricing Schedule attached hereto.

SECTION 3. CONDITIONS PRECEDENT.

The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

3.1. The Borrower and the Required Lenders shall have executed and delivered this Amendment.

3.2. The Borrower shall have paid to the Administrative Agent for the account of each Lender which executes and delivers this Amendment on or prior to October 7, 2004 an amendment fee in the amount of 0.125% of such Lender’s Commitment (whether used or unused) after giving effect to the reduction described in Section 1 hereof.

3.3. The Borrower shall have paid to the Administrative Agent and its Affiliates any other fees or expenses required to be paid to them in connection with this Amendment.

SECTION 4. REPRESENTATIONS.

In order to induce the Lenders to execute and deliver this Amendment, the Borrower hereby represents to the Lenders that as of the date hereof the representations and warranties set forth in Article V of the Credit Agreement are and shall be and remain true and correct and that no Default or Unmatured Default has occurred and is continuing under the Credit Agreement or shall result after giving effect to this Amendment.

SECTION 5. MISCELLANEOUS.

5.1. Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

5.2. The Borrower agrees to pay on demand all reasonable costs and expenses incurred by the Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of counsel for the Administrative Agent.

5.3. This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. This Amendment shall be governed by the internal laws of the State of Illinois.

[SIGNATURE PAGES TO FOLLOW]

This Second Amendment to Credit Agreement is entered into as of the date first above written.

“BORROWER”

MAYTAG CORPORATION

By:	/s/ Steven J. Klyn
Name:	Steven J. Klyn
Title:	Vice President and Treasurer

“LENDERS”

BANK ONE, NA, in its individual capacity as a| Lender and as Administrative Agent

By:	/s/ Mike Kelly
Name:	Mike Kelly
Title:	Underwriter

HARRIS NESBITT FINANCING, INC.

By:	/s/ Joseph W. Linder
Name:	Joseph W. Linder
Title:	Senior Vice President

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Brendan A. Lawlor
Name:	Brendan A. Lawlor
Title:	Vice President

ROYAL BANK OF CANADA

By:	/s/ Howard Lee
Name:	Howard Lee
Title:	Authorized Signatory

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Yasuhiko Imai
Name:	Yasuhiko Imai
Title:	Senior Vice President

CITICORP USA, INC.

By:	/s/ Caroline Stewart
Name:	Caroline Stewart
Title:	Vice President

U. S. BANK NATIONAL ASSOCIATION

By:	/s/ Sandra J. Hartay
Name:	Sandra J. Hartay
Title:	Vice President

LEHMAN BROTHERS BANK, FSB

By:	/s/ Janine M. Shugan
Name:	Janine M. Shugan
Title:	Authorized Signatory

UFJ BANK LIMITED, New York Branch

By:	/s/ Harris Frommer
Name:	Harris Frommer
Title:	Vice President

UNION BANK OF CALIFORNIA

By:	/s/ Christine Davis
Name:	Christine Davis
Title:	Vice President

MIZUHO CORPORATE BANK, LTD.

By:	/s/ Greg Botshon
Name:	Greg Botshon
Title:	Senior Vice President

PRICING SCHEDULE

APPLICABLE MARGIN	LEVEL I STATUS	LEVELII STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS
Eurodollar Rate	0.375%	0.475%	0.575%	0.675%	0.875%

APPLICABLE FEE RATE	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS
LC Fee	0.375%	0.475%	0.575%	0.675%	0.875%
Facility Fee	0.125%	0.150%	0.175%	0.200%	0.250%
Utilization Fee	0.125%	0.125%	0.125%	0.125%	0.375%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Level I Status” exists at any date if, on such date, the Borrower’s Moody’s Rating is A3 or better and the Borrower’s S&P Rating is A- or better.1

“Level II Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status and (ii) the Borrower’s Moody’s Rating is Baa1 or better and the Borrower’s S&P Rating is BBB+ or better.1

“Level III Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Borrower’s Moody’s Rating is Baa2 or better and the Borrower’s S&P Rating is BBB or better.1

“Level IV Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Borrower’s Moody’s Rating is Baa3 or better and the Borrower’s S&P Rating is BBB- or better.1

“Level V Status” exists at any date if, on such date, the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.

“Moody’s Rating” means, at any time, the rating issued by Moody’s and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.

“S&P Rating” means, at any time, the rating issued by S&P and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.

[1]	In the event of a split rating, the lower rating will govern, unless the rating split would result in a difference greater than one pricing level, in which case the pricing level one above that corresponding to the lower rating will govern. Notwithstanding the foregoing, if either the Moody’s Rating is lower than Ba1 or the S&P Rating is lower than BB+, Level V Status shall apply.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Borrower’s Status as determined from its then-current Moody’s and S&P Ratings. The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date. If at any time the Borrower has no Moody’s Rating or no S&P Rating, Level V Status shall exist.